UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.      )

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Filed by a party other than the Registrant ☐
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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

AdvanSix Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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300 Kimball Drive, Suite 101
Parsippany, New Jersey 07054

PROXY STATEMENT SUPPLEMENT

This supplement (this “Supplement”) supplements the definitive proxy statement filed by AdvanSix Inc. (the “Company”) with the U.S. Securities and Exchange Commission (“SEC”) on April 29, 2025 (the “2025 Proxy Statement”) and made available to the Company’s stockholders in connection with the solicitation of proxies by the Company’s Board of Directors (the “Board”) for use at the 2025 Annual Meeting of Stockholders, to be held virtually on Wednesday, June 18, 2025 at 9:00 a.m., Eastern Time (the “Annual Meeting”). This Supplement is being filed with the SEC and made available to stockholders on or about May 16, 2025.

This Supplement is being filed to update the disclosure in the 2025 Proxy Statement under the heading “Voting Procedures — Quorum; Vote Required; Abstentions and Broker Non-Votes” to revise the description of the impact of abstentions on each of Proposal Nos. 2, 3, and 4 in the 2025 Proxy Statement. That section is hereby revised in its entirety to read as follows:

QUORUM; VOTE REQUIRED; ABSTENTIONS AND BROKER NON-VOTES

The required quorum for the transaction of business at the meeting is a majority of the total outstanding shares of Common Stock entitled to vote at the meeting, either present at the Annual Meeting or represented by proxy. Abstentions and broker non-votes are counted for purposes of establishing a quorum.

Regarding Proposal No. 1, AdvanSix’s By-laws provide that in any uncontested election of directors (an election in which the number of nominees does not exceed the number of directors to be elected), any nominee who receives a greater number of votes cast “FOR” his or her election than votes cast “AGAINST” his or her election will be elected to the Board of Directors. Shares not represented at or by proxy at the Annual Meeting of Stockholders, abstentions and broker non-votes will have no effect on the election of directors. The By-laws also provide that any incumbent director nominee who does not receive a majority of votes cast in an uncontested election is expected to promptly tender his or her resignation to the Chair of the Board following the certification of the stockholder vote. This resignation will be promptly considered through a process managed by the Nominating and Governance Committee, excluding any director nominee who did not receive a majority of votes cast to elect him or her to the Board.

The affirmative vote of a majority of the votes cast by stockholders who are present or represented and entitled to vote on each of Proposal Nos. 2, 3, and 4 is required for approval of these proposals. Shares not represented at or by proxy at the Annual Meeting, abstentions and broker non-votes will have no effect on these proposals.

The affirmative vote of a majority of our outstanding stock is required for approval of Proposal No. 5. Shares not represented at or by proxy at the Annual Meeting, abstentions and broker non-votes will have the effect of an “AGAINST” vote on this proposal.

Other than as described in this Supplement, the information in the 2025 Proxy Statement remains unchanged, and this Supplement does not otherwise modify or update the 2025 Proxy Statement or the proposals to be acted upon at the Annual Meeting as described therein. From and after the date of this Supplement, any references to the “Proxy Statement” are to the 2025 Proxy Statement as supplemented by this Supplement. This Supplement should be read in conjunction with the 2025 Proxy Statement and the other proxy materials previously made available to stockholders in connection with the Annual Meeting.

If you have already voted or directed the vote of your shares by Internet, mobile device, telephone or mail, you do not need to vote again or otherwise take any action unless you would like to change or revoke your prior vote on any proposal.